EXHIBIT 4.2

Certi.cate of Registrationon Change of Name This is to certify that PRANA BIOTECHNOLOGY LTD Australian Company Number 080 699 065 did on the eighth day of April 2019 change its name to ALTERITY THERAPEUTICS LIMITED Australian Company Number 080 699 065 The company is a public company. The company is limited by shares. The company is registered under the Corporations Act 2001 and is taken to be registered in Victoria and the date of commencement of registration is the eleventh day of November, 1997. Issued by the Australian Securities and Investments Commission on this eighth day of April 2019. James Shipton Chair CERTIFICATE